Exhibit 99

NEWS

For Release September 16, 2002 at 2:00 p.m. PST:

WJ Communications Announces Resignations from its Board of Directors

San Jose, California September 16, 2002 - WJ Communications, Inc (NASDAQ-WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules, today announced that Christopher Paisley has resigned from its Board of Directors for personal reasons.  In August, James Kroner also stepped down from the Board, after his resignation from Fox Paine & Company, the Company’s largest shareholder.

“I believe that WJ has a bright long-term future as a supplier of RF semiconductors and I have enjoyed my participation in the Company’s development over the past couple years,” commented Christopher Paisley.

“We want to thank Chris and James for their support of WJ Communications and wish them all the best in the future,” added Michael R. Farese, Chief Executive Officer of WJ Communications.  “We will look to add experienced Board members like Amer Husaini, who joined us in late July, that can aid our continued development as a leader in RF semiconductors.”

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices and multi-chip modules (MCMs) for telecommunications systems worldwide.  WJ’s highly reliable amplifier, mixer, RF IC and MCM products are used to transmit and receive signals that enable current and next generation wireless and wireline services.

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CONTACT:

WJ Communications Inc.

Chris Danne or Brinlea Johnson

415/217-7722 (Investor Relations)

chris@blueshirtgroup.com

brinlea@blueshirtgroup.com